Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

ARCHEO DIGITAL, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), the undersigned Assistant Secretary of Archeo Digital, Inc., a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), for purposes of amending the Certificate of Incorporation of the Corporation, does hereby certify:

I.

The Certificate of Incorporation of the Corporation is hereby amended by deleting the Article First thereof and by substituting in lieu of said Article First the following new Article First:

“First: The name of this corporation (the “Company”) shall be Archeo, Inc.”

The sole director of the Corporation has approved said amendment and recommended that the sole stockholder of the Corporation approve said amendment, and the sole stockholder has approved said amendment by written consent in accordance with the provisions of Section 228 of the General Corporation Law.

IN WITNESS WHEREOF, the undersigned, being the duly elected Assistant Secretary of the Corporation, has caused this Certificate of Amendment to be signed this 25th day of October, 2012.

ARCHEO DIGITAL, INC.

By:	/s/Francis J. Feeney, Jr.
Name: Francis J. Feeney, Jr.
Title: Assistant Secretary